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                                                                       EXHIBIT 8

               [LETTERHEAD OF SILVER, FREEDMAN & TAFF, L.L.P.]


                              September 30, 2002


To the Persons Named in Annex A

        Re: Bay View 2002-LJ-1 Owner Trust (the "Issuer" or "Trust") Automobile Receivable Backed Notes

Ladies and Gentlemen:

        We have acted as special tax counsel to Bay View Acceptance Corporation, a Nevada corporation ("BVAC"), and a wholly-owned subsidiary of Bay View Bank, N.A. (the "Bank"), and Bay View Securitization Corporation, a special purpose Delaware corporation ("BVSC") and a wholly-owned subsidiary of Bay View Capital Corporation, a Delaware corporation ("BVCC"), in connection with the issuance of the Issuer's Automobile Receivable Backed Notes (the "Notes").

        The Notes are obligations of the Issuer. The Notes are being sold by the Issuer to the Underwriter, pursuant to an underwriting agreement dated September 26, 2002, between the Underwriter and BVSC and BVAC (the "Underwriting Agreement"). We are delivering this opinion pursuant to Article VI(b) of the Underwriting Agreement. The Notes will be offered in a public offering registered under the Securities Act of 1933, as amended (the "Securities Act"). Capitalized terms not otherwise defined herein shall (unless otherwise specifically set forth) have the meanings ascribed to such terms in the Trust and Servicing Agreement, dated as of September 1, 2002, among BVSC, BVAC, the Indenture Trustee and Back-up Servicer, the Standby Servicer and the Owner Trustee, or, if not defined therein, in the Underwriting Agreement Standard Provisions for Bay View Auto Trusts Automobile Receivable Backed Securities, dated September 26, 2002, among BVSC, BVAC, BVCC and UBS Warburg LLC.

        In connection with our opinion we have examined: (i) the Purchase Agreement; (ii) the Trust and Servicing Agreement; (iii) the Indenture; (iv) the Custodian Agreement; (v) the Insurance and Indemnity Agreement, dated as of September 1, 2002, among the Insurer, BVSC, BVAC, the Issuer and the Funding Trust; (vi) the Indemnification Agreement, dated as of September 30, 2002 by and among the Insurer, BVSC, the Issuer and the Underwriter; (vii) the Master Spread Account Agreement dated as of September 1, 2002 among the Insurer, the Funding Trust and the Indenture Trustee (the "Spread Account Agreement"); (viii) the Certificate Pledge and Collateral Agency Agreement dated as of September 1, 2002 among the Insurer, BVSC, the Funding Trust and Deutsche Bank Trust Company Americas as collateral agent; (ix) the Stock Pledge and Collateral Agency Agreement dated as of September 1, 2002 among the Insurer, BVCC and Deutsche Bank Trust Company Americas as collateral agent; (x) the Policy; (xi) the Underwriting Agreement; and (xii) the Trust Agreement, dated as of September 1, 2002, between BVSC, as transferor, and Wilmington Trust Company, as owner trustee (the "Funding Trust") (collectively, the "Transaction Documents").

        In conducting our examination, we have assumed, without investigation, the genuineness of all signatures, the correctness of all certificates, the authenticity of all documents and instruments submitted to us as originals, the conformity to original documents and instruments of all such documents and instruments submitted to us as certified or photostatic or facsimile copies and the authenticity of the originals of such copies, and the accuracy and completeness of all records made available to us by BVSC, BVAC, BVCC and the Bank. We have assumed, without investigation, the accuracy of the statements as to factual matters made by officers and employees of, and accountants for, BVSC, BVAC, BVCC and the Bank and by public officials and that there has been no (and there will not be any) fraud in connection with the transactions contemplated by the Transaction Documents. In conducting our examination of documents and instruments, we have assumed, without investigation, that each party (other than the BVSC, BVAC, BVCC and the Bank) to such documents and instruments has: (a) the power and



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To the Persons Named in Annex A
September 30, 2002
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capacity to enter into and perform all its obligations under such documents and instruments, (b) duly authorized all requisite action with respect to such documents and instruments, and (c) duly executed and delivered such documents and instruments.

        We have further assumed that the Transaction Documents constitute legal, valid and binding obligations of each party thereto, enforceable against such parties in accordance with their respective terms under applicable law, that all parties will perform in accordance with the terms of the Transaction Documents, and that there are no agreements or understandings other than those contained in the Transaction Documents that would affect our opinions expressed below. We have also assumed that to the extent any Transaction Document requires that an opinion be rendered in the future with regard to any federal income tax matters, such opinions will be correct (or, to the extent waived, would be correct if issued). We have also assumed that a reasonable prepayment schedule will be maintained with respect to the automobile receivables and the resulting unlikeliness that the stated interest on the notes will be subject to reduction.

        Based upon and subject to the foregoing, we are of the opinion that:

        A. The Notes will be treated as indebtedness for federal income tax purposes and not as an ownership interest in the Receivables or an equity interest in the Issuer.

        B. The Issuer will not be treated as an association taxable as a corporation or a publicly traded partnership taxable as a corporation for federal income tax purposes.

        This opinion letter is rendered by us to you and is solely for your benefit. Our opinion is limited to matters expressly set forth in this opinion letter, and no opinion is to be implied or may be inferred beyond the matters expressly so stated. This letter is written as of the date hereof and is based solely upon current laws and regulations and we assume no obligation to update this opinion in the event of changes thereto or additional legislation, or to advise you of changes that may be brought to our attention hereafter. This opinion letter may not be, without our prior written consent: (i) relied upon by any other party or for any other purpose; (ii) quoted in whole or in part or otherwise referred to in any report or document; or (iii) furnished (the original or copies thereof) to any other party.


                                       Very truly yours,




                                       /s/ Silver, Freedman & Taff, L.L.P.

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To the Persons Named in Annex A
September 30, 2002
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                                     Annex A

UBS Warburg, LLC
Financial Security Assurance Inc.
Deutsche Bank Trust Company Americas, as Indenture Trustee
Wilmington Trust Company, as Owner Trustee
Moody's Investors Service, Inc.
Standard & Poor's Corporation